Exhibit 23.8

CONSENT OF VICTOR FERNANDEZ-CROSA

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA”, dated March 9, 2023, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) amended Annual Report on Form 10-K/A for the period ended July 31, 2022, filed with the SEC on April 3, 2023.

I consent to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 19, 2023, and any amendments or supplements thereto.

/s/ Victor Fernandez-Crosa
Victor Fernandez-Crosa
Paraguay Manager for Uranium Energy Corp.

Date: July 19, 2023